Exhibit 10.1

SANTA BARBARA BANCORP

AMENDED AND RESTATED DIRECTORS STOCK OPTION PLAN

(As Amended and Restated, effective October     , 1994)

1.	PURPOSES OF THE PLAN

The purposes of this Stock Option Plan are to attract, motivate and retain the best available directors and to provide them with additional incentive to promote the success of the Company’s business.

2.	DEFINITIONS

As used herein, the following definitions shall apply:

2.1 “Board” shall mean the Board of Directors of the Company.

2.2 “Code” shall mean the Internal Revenue Code of 1986, as amended.

2.3 “Common Stock” shall mean the Common Stock of the Company.

2.4 “Company” shall mean Santa Barbara Bancorp, a California corporation, as well as each Subsidiary of Santa Barbara Bancorp.

2.5 “Option” shall mean a stock option granted pursuant to the Plan. All Options granted hereunder shall be “non-statutory stock options” and each such Option shall be evidenced by a written option agreement (the “Stock Option Agreement”).

2.6 “Optioned Stock” shall mean the Common Stock subject to an Option.

2.7 “Optionee” shall mean a director who receives an Option.

2.8 “Parent” shall mean a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

2.9 “Plan” shall mean this Directors Stock Option Plan.

2.10 “Share” shall mean a share of the Common Stock, as adjusted in accordance with Section 14 and Section 15 of the Plan.

2.11 “Subsidiary” shall mean a “subsidiary corporation,” whether now or hereafter existing, as defined as Section 424(f) of the Code.

3.	STOCK SUBJECT TO THE PLAN

3.1 Original Reserve. Subject to the provisions of Section 14 and Section 15 of the Plan, the maximum aggregate number of shares which were originally reserved for issuance under the Plan when the Plan was first adopted in 1985 was 25,000 shares of the Company’s

Common Stock. Adjusted for subsequent stock splits and stock dividends (including all those declared as of the effective date of the revisions to the Plan reflected herein), and taking into account additions to the Reserve duly authorized by the Board of Directors of the Company and approval by the Shareholders, the total number of shares reserved for issuance under the Plan, as of the date of this Amendment and Restatement of the Plan, was 162,386 shares of Common Stock. The Company hereby reconfirms this Original Reserve of authorized but unissued shares of Common Stock of the Company for issuance under this Plan.

3.2 Addition to Reserve. Pursuant to action of the Board of Directors of the Company taken on January 29, 1992, and approved by the Shareholders at the Company’s Annual Meeting held on April 28, 1992, the Reserve of authorized but unissued shares available for issuance under the Plan was increased by 50,000 shares, bringing the total authorized Reserve to 212,386.

3.3 Adjustments In Reserve. In the event that any outstanding option under the Plan expires or is terminated without exercise, or with only partial exercise, prior to the end of the period during which options may be granted, the shares allocable to the unexercised portion of any such option, may again be subject to option under the Plan. In the event that any outstanding option granted hereunder expires or is terminated without exercise, or with only partial exercise, prior to the end of the period during which options may be granted, the shares allocable to the unexercised portion of any stock option may be added back into the Reserve and may again be subject to option under the Plan.

4.	ELIGIBILITY

Options may be granted only to Directors of the Company who are not otherwise employed by the Company. In addition, notwithstanding any other provision contained in this Plan, no director may be eligible to participate in the Plan, if such individual owns stock possessing more than ten percent (10%) of the total combined voting power or value of all classes of stock of the Corporation or any parent or subsidiary corporation.

5.	FORMULA FOR GRANT OF OPTIONS

Options shall be granted under this Plan in accordance with the following schedule:

5.1 Grants to All Participants; Number of Shares and Timing. Each eligible participant Director shall receive a grant of an option for one thousand (1,000) shares of the Common Stock of the Company on July 1, 1991 and on the same date each year thereafter for so long as there shall remain shares available in the option Reserve established pursuant to Section 3, above, and Section 18, below. In the event that there shall at any time be an insufficient number of shares remaining available in the option Reserve to award and grant to each of the directors the full number of shares then to be awarded to this paragraph, then and in such event each Director shall receive a pro rata number of shares, calculated in accordance with the number of Directors then eligible to participate in the award.

5.2 Adjustment in Number of Option Shares. The number of option shares to be awarded to each Director pursuant to Section 5.1, above, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock of the Company resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock of the Company.

5.3 Non-Discretionary Plan. No discretion concerning any decisions regarding the Plan shall be afforded to any person who is not a “disinterested person,” as that term is defined under Rule 16b-3, promulgated by the Securities & Exchange Commission under the Securities Exchange Act of 1934.

6.	TERM OF PLAN

This Amended and Restated Plan originally became effective upon its adoption by the Board of Directors on December 17, 1985, with its subsequent approval by the shareholders of the Company. It shall continue in effect for a term of ten (10) years from the date of its original adoption, namely until December 16, 1995, unless sooner terminated under Section 16, below.

7.	TERM OF OPTION

The term of each Option shall be five (5) years from the date of grant thereof.

8.	EXERCISE PRICE AND CONSIDERATION

8.1 Exercise Price. The per Share exercise price for the Shares to be issued pursuant to exercise of an Option shall be 100% of the fair market value per Share on the date of grant, determined by reference to the last sales price for the sale of the Company’s Common Stock reported to the Company by any registered broker-dealer, or if the shares of the Company’s Common Stock are then quoted on NASDAQ or are traded on any recognized securities exchange, by reference to such quoted price on the date of grant (or, in the case of NASDAQ “Bid and Asked Quotations,” by reference to the “asked” price so quoted).

8.2 Consideration. The consideration to be paid for the Shares to be issued upon exercise of an Option shall consist entirely of cash, check, or other Shares of Common Stock having a fair market value on the date of surrender equal to the aggregate exercise price of the Shares as to which said option shall be exercised, or any combination of such methods of payment, or such other consideration and method of payment for the issuance of Shares to the extent permitted under Sections 408 and 409 of the California General Corporation Law. In the event that the option price is paid, whether in whole or in part, through the tender of shares of Common Stock of the Company already owned by the option holder, then the option must be exercised for a minimum of at least 100 shares or the total number of shares subject to the outstanding option being exercised, if less than 100 shares.

9.	EXERCISE OF OPTION

9.1 Six-Month Vesting Period. Any Option granted hereunder shall become exercisable only after the expiration of six (6) months following the date of grant of such option.

9.2 Procedure for Exercise. An Option shall be deemed to be exercised when written notice of such exercise has been given to the Company, in accordance with the terms of the Options, by the person entitled to exercise the Option and full payment for the Shares with respect to which the Option is exercised has been received by the Company. Full payment shall consist of such consideration allowable under Section 8.2, above. An option may not be granted or exercised for a fraction of a share. Exercise of an Option in any manner shall result in a decrease in the number of Shares which thereafter may be available, both for the purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised. Optionee may designate in the notice of exercise that some or all of the shares to be issued upon such exercise shall be issued in the name of Optionee’s spouse, the trustee of a revocable trust in which Optionee and his or her spouse are the sole primary beneficiaries, Optionee’s prior spouse, or any combination of the foregoing. Notwithstanding anything herein to the contrary, Optionee may not designate in the notice of exercise that any of the shares shall be issued to Optionee’s prior spouse unless such issuance is to be made incident to Optionee’s divorce within the meaning of Section 1041 of the Code. The Committee may rely on a representation of the person exercising the option, or such other evidence as the Committee deems appropriate, for purposes of determining the propriety of the exercise of any option and the compliance of such exercise with the terms of this Plan and any applicable Stock Option Agreement. The Committee shall have no obligation to independently investigate the propriety of the exercise of any option or the compliance of such exercise with the terms of this Plan or any applicable Stock Option Agreement.

9.3 Rights as a Shareholder. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 14 and Section 15, below.

9.4 Termination of Status as Director. If an Optionee’s continuous status as a director is terminated, he may, but only within the period of time three months from the date he ceased to be a director, as is set forth in his Option agreement (but not later than the expiration of the term of the Option), exercise any outstanding Option (including any “reload” Option) to the extent that he was entitled to exercise it at the date of such termination. To the extent that the Option was not yet exercisable at the date of such termination, or if the Optionee does not exercise any such Option (which was exercisable) within the time specified herein, the Option shall terminate.

9.5 Disability of Optionee. Notwithstanding the provisions of Section 9.4, above, in the event a director is unable to continue as a director with the Company as a result of his total and permanent disability (as defined in Section 105(d)(4) of the Internal Revenue Code), he may, but only within the period of time twelve months from the date he becomes disabled, as set forth in this Option agreement (but not later than the expiration of the term of the Option), exercise his Option to the extent he was entitled to exercise it at the date of such termination. To the extent the was not entitled to exercise the Option at the date of the termination, or if he does not exercise such Option (which he was entitled to exercise) within the time specified herein, the Option shall terminate.

9.6 Death of Optionee. In the event of the death of an Optionee during the term of the Option who is a director of the Company at the time of his death and who shall have been in continuous status as a director since the date of grant of the Option, the Option may be exercised within a twelve-month period following the date of death as set forth in the Option Agreement (but not later than the expiration of the term of the Option), by the Optionee’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent of the right to exercise that would have accrued had the Optionee continued living and remained in continuous status as a director for three months after the date of death.

10.	RESTRICTION ON TRANSFER OF STOCK ISSUED

The stock option agreements covering all options granted under this Plan after the effective date of this amendment and restatement of the Plan shall provide that stock issued pursuant thereto shall be subject to the following restriction: Such stock may not be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of for a period of five (5) years following the date the option is granted and two (2) years following the date of exercise of the option, whichever is later. The foregoing restriction on transfer shall not apply to an employee’s transfer of shares of Common Stock to the Company in payment of all or any portion of the purchase price upon exercise of an option. Appropriate legends shall be placed on any certificates evidencing such restricted shares and appropriate stop transfer instructions given to the Company’s transfer agent.

11.	RELOAD FEATURES

11.1 Grant of Reload Options. Whenever the holder of any option (the “Original Option”) outstanding under this Plan (including any Reload Options granted under the provisions of this Section 11) exercises the Original Option and makes payment of the option price by tendering shares of the Common Stock of the Company previously held by him or her, then the holder of that Option shall be entitled to receive and the Company shall grant a new option (the “Reload Option”) for that number of additional shares of the Common Stock of the Company which is equal to the number of shares tendered by the option holder in payment of the option price for the Original Option being exercised. All such Reload Options granted hereunder shall be on the following terms and conditions:

11.1.1 Option Price. The option price per share shall be an amount equal to the then current fair market value per share of the Company’s Common Stock, as of the date of exercise of the Original Option.

11.1.2 Expiration Date. The option exercise period shall expire, and the Reload Option shall no longer be exercisable, on the expiration of five (5) years from the date of the grant of the Reload Option.

11.1.3 Vesting Period. Any Reload Option granted under this Section 11 shall “vest” and first become exercisable one (1) year following the date of exercise of the Original Option.

11.1.4 Other Terms. All other terms of Reload Options granted hereunder shall be identical to the terms and conditions of the Original Option, the exercise of which gives rise to the grant of the Reload Option.

11.2 Restrictions on Reload Options. Any and all Reload Options granted pursuant to this Section 11 (or Section 13, below) shall be subject to the following conditions and restrictions:

11.2.1 Holding Period of Shares Tendered. No Reload Option shall be granted pursuant to Section 11.1, above, unless the shares tendered upon exercise of the Original Option in payment therefore have been held by the Director for a period of more than six (6) months prior to the exercise of the Original Option.

11.2.2 Holding Period of Original Option Shares. If the shares of Common Stock of the Company which are issued upon exercise of the Original Option are sold within one (1) year following the exercise of the Original Option, then the Reload Option shall immediately terminate.

11.2.3 Exception. The holding period restrictions set forth in Sections 11.2.1 and 11.2.2 above shall not apply to an Employee’s (a) transfer of shares of Common Stock to the Company in payment of all or any portion of the purchase price upon exercise of an option, whether an Original Option or a Reload Option, or (b) satisfaction of his withholding obligation, if any, pursuant to Section 13 below by the withholding of shares that would otherwise be issued as a result of the exercise of an option.

12.	NON-TRANSFERABILITY OF OPTIONS

The Option may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner, other than by will or by laws of descent and distribution. The Option may be exercised, during the lifetime of the Optionee, only by the Optionee or his guardian or legal representative.

13.	TAX WITHHOLDING

To the extent that the exercise of any Option granted hereunder gives rise to an obligation on the part of the Company to withhold from amounts otherwise to be paid to the Director, the Company shall do so on such terms and in accordance with such procedures as may be required under applicable law. At the election of the Director, withholding may be made in shares of the Common Stock of the Company which would otherwise be issued as a result of the exercise; provided, however, that such an election must be an irrevocable election which is made at least six (6) months prior to the exercise of the option, in accordance with regulations and interpretations of the Securities and Exchange Commission. If withholding is made in shares of the Company’s stock, the Company shall grant Reload Option(s), on the terms specified in Section 11, above, for the number of shares so withheld.

14.	RECAPITALIZATION OF COMPANY

Except as otherwise provided herein, appropriate and proportionate adjustments shall be made in the number and class of shares subject to the Plan and to the options granted under the Plan, and the exercise price of such options, in the event of a stock dividend (but only on Common Stock), stock split, reverse stock split, recapitalization, reorganization or like change in the capital structure of the Company. To the extent that the foregoing adjustments relate to stock or securities of the Company, such adjustments shall be made by the Board of Directors of the Company, the determination of which in that respect shall be final, binding, and conclusive.

15.	REORGANIZATION OR LIQUIDATION OF THE COMPANY

In the event (a) of a liquidation of the Company, or (b) a merger, reorganization, or consolidation of the Company with any other corporation in which the Company is not the surviving corporation or the Company becomes a wholly-owned subsidiary of another corporation, or (c) any sale of all or substantially all of the Company’s assets, any unexercised options then outstanding under the Plan shall be deemed cancelled unless the surviving corporation in any such merger, reorganization or consolidation or the acquiring corporation in any such sale elects to assume the options under the Plan or to issue substitute options in place thereof; provided, however, that, if any options granted under the Plan would be cancelled in accordance with the foregoing, the optionee shall have the right, exercisable during a 10-day period ending on the fifth day prior to the effective date of such liquidation, merger, reorganization, consolidation or sale, to exercise the optionee’s Option in whole or in part even though the Option Period with respect to such Option has not yet begun. The Company shall give each Optionee at least thirty (30) days prior written notice of the anticipated effective date of any such liquidation, merger, reorganization, consolidation or sale. Notwithstanding anything in this Plan or in any Option Agreement to the contrary, (i) all Option exercises effected during the foregoing 10-day period shall be deemed to be effective immediately prior to the closing of such liquidation, merger, reorganization, consolidation or sale and (ii), if the Company abandons or otherwise fails to close any such liquidation, merger, reorganization, consolidation or sale, then (A) all exercises during the foregoing 10-day period shall cease to be effective ab initio and (B) the outstanding Options shall be exercisable as otherwise determined under the applicable Option Agreement and without consideration of this Section or the corresponding provisions of any Option Agreement.

16.	TIME OF GRANTING OPTIONS

The date of an Option shall, for all purposes, be the date on which the Optionee becomes entitled to grant of the Option, pursuant to the terms of Section 5, above.

17.	AMENDMENT AND TERMINATION OF THE PLAN

17.1 Amendment and Termination. The Board of Directors may amend or terminate the Plan from time to time in such respects as the Board may deem advisable; provided that, the following revisions or amendments shall require approval of the holders of a majority of the outstanding shares of the Company entitled to vote:

17.1.1 Number of Shares. Any material increase in the number or shares which may be issued pursuant to the Plan (other than in accordance with Section 14 and 15, above);

17.1.2 Eligibility. Any material modification of the requirements as to eligibility for participation in the Plan; or

17.1.3 Increase in Benefits. Any material increase in the benefits accruing to participants under the Plan.

17.2 Shareholder Approval. If any amendment requiring shareholder approval under Section 16.1, above, is made subsequent to the first registration of any class of equity security by the Company under Section 12 of the Exchange Act, such shareholder approval shall be solicited as described in Section 21, below.

17.3 Limitations on Amendment Timing. The formula aspects of this Plan, namely those matters set forth in Section 5, above, shall not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code or the rules and regulations thereunder.

17.4 Effect of Amendment or Termination. Any amendment or termination of the Plan shall not affect Options already granted and such Options shall remain in full force and effect as if this Plan had not been amended or terminated, unless mutually agreed otherwise between the Optionee and the Company, which agreement must be in writing and signed by the Optionee and the Company.

18.	CONDITIONS UPON ISSUANCE OF SHARES

Shares shall not be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned relevant provisions of law.

Inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite shall not have been obtained.

19.	RESERVE OF SHARES

The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan (the Plan “Reserve”).

20.	OPTION AGREEMENT

Each Option granted hereunder shall be evidenced by a written Stock Option Agreement, in the form attached hereto as Exhibit A.

21.	INDEMNIFICATION

In addition to such other rights of indemnification as they may have as members of the Board, the members of the Committee administering the Plan shall be indemnified by the Company against reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit, or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any option granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any action, suit, or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit, or proceeding that such member is liable for negligence or misconduct in the performance of his duties. The indemnification provided for in this Section shall be available only if, within sixty (60) days after institution of any such action, suit, or proceeding, the member of the Committee seeking indemnification shall in writing offer the Company the opportunity, at its own expense, to handle and defend the same.

22.	EFFECTIVE DATE OF AMENDED PLAN; SHAREHOLDER APPROVAL

The Plan was amended and restated by action of the Board of Directors taken at a duly noticed and held meeting on January 29, 1992. The effectiveness of the Plan, as amended and restated and the continuance of the Plan as so amended and restated, shall be subject to approval by the shareholders of the Company within twelve months before or after the aforesaid date of the amendment and restatement of the Plan. If such shareholder approval is obtained at a duly held shareholders’ meeting, it may be obtained by the affirmative vote of the holders of a majority of the outstanding shares of the Company present or represented and entitled to vote thereon. The manner and method for approval of such shareholders of the Company must comply with Rule 16b-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934.